Exhibit 99.1

Boise Inc. Investor Relations 1111 West Jefferson PO Box 990050 Boise, ID 83799-0050 T 208 384 7456 F 208 395 7400

News Release	For Immediate Release: May 4, 2010

Media Contact Virginia Aulin – 208 384 7837	Investor Relations Contact Jason Bowman – 208 384 7456

Boise Inc. Announces Financial Results for First Quarter 2010

BOISE, Idaho – Boise Inc. (NYSE: BZ) today reported a net loss of $12.7 million or ($0.16) per diluted share for first quarter 2010 compared with a first quarter 2009 net loss of $0.9 million or ($0.01) per diluted share. Net income excluding special items in first quarter 2010 was $3.0 million or $0.04 per diluted share compared with $2.7 million or $0.03 per diluted share in first quarter 2009.

EBITDA excluding special items was $54.9 million for first quarter 2010 compared with $58.6 million for first quarter 2009.

FINANCIAL HIGHLIGHTS

(in millions, except per-share data)

	1Q 2010	1Q 2009	4Q 2009

Sales	$494.1	$500.3	$490.3

Net income (loss)	$(12.7)	$(0.9)	$55.7

Net income (loss) per diluted share	$(0.16)	$(0.01)	$0.66

Net income excluding special items (a)	$3.0	$2.7	$4.2

Net income excluding special items per diluted share (a)	$0.04	$0.03	$0.05

EBITDA (b)	$29.3	$52.7	$84.3

EBITDA excluding special items (b)	$54.9	$58.6	$54.4

Net total debt	$693.9	$1,016.5	$736.5

(a)	For reconciliation of net income (loss) excluding special items to net income (loss), see “Summary Notes to Consolidated Financial Statements and Segment Information.”

(b)	For reconciliation of net income (loss) to EBITDA and EBITDA to EBITDA excluding special items, see “Summary Notes to Consolidated Financial Statements and Segment Information.”

“We operated well during the first quarter and saw improving conditions in our key markets,” said Alexander Toeldte, President and Chief Executive Officer of Boise Inc. “We grew our premium office, label and release, and flexible packaging products sales volumes 17% over the prior year, experienced strong demand in our corrugated packaging products, and continued to deliver solid results in our office papers business. We extended debt maturities and reduced balance sheet risk through the debt refinancing we completed in March. As expected, fiber and energy input costs increased during the quarter, and we experienced seasonal increases in working capital and increased maintenance expenditures from our planned annual outage at DeRidder. Looking ahead, we expect to begin to benefit from recent price increases across our businesses in the second quarter.”

Sales

Total sales for first quarter 2010 were $494.1 million, down $6.2 million, or 1%, from $500.3 million for first quarter 2009 and up $3.8 million from fourth quarter 2009 sales of $490.3 million.

Paper segment sales increased $1.5 million during first quarter 2010 compared with first quarter 2009, as increased sales volumes were offset partially by lower sales prices. In first quarter 2009, we took market downtime to balance supply with customer demand.

Packaging segment sales decreased $8.9 million during first quarter 2010 compared with first quarter 2009, driven by lower sales prices for segment linerboard, newsprint, and corrugated products and lower sales volumes of newsprint due to the idling of our DeRidder #2 newsprint machine in April 2009. These declines were offset partially by higher sales volumes of segment linerboard and corrugated products.

Prices and Volumes

Pricing for uncoated freesheet improved in first quarter 2010 sequentially from fourth quarter 2009 but declined compared with first quarter 2009. Average net selling prices for uncoated freesheet papers declined $40 per ton, or 4%, to $941 per ton during first quarter 2010 compared with first quarter 2009 and increased 1% from fourth quarter 2009. In first quarter 2010, we implemented a $40-per-ton price increase across most of our uncoated freesheet grades, including cut-size office papers, offset, and midweight opaque grades. In April 2010, we announced a $60-per-ton price increase across virtually all of our uncoated office papers and printing and converting grades effective in May 2010. Overall, uncoated freesheet sales volumes were 312,000 tons during first quarter 2010, an increase of 3% versus the prior year period, and up 1% from fourth quarter 2009 due to improved demand trends and reduced market downtime. Combined sales volumes of premium office, label and release, and flexible packaging papers, which represented 29% of our total first quarter 2010 uncoated freesheet sales volumes, increased by 17% compared with first quarter 2009.

Corrugated container and sheet sales volumes improved 14% during first quarter 2010 compared with first quarter 2009 and increased 4% from fourth quarter 2009, due primarily to increased sales of sheets from our sheet feeder plant in Texas. Corrugated container and sheet prices declined 12% in first quarter 2010 from first quarter 2009, driven by lower selling prices for containerboard and product mix changes. Corrugated container and sheet prices decreased 2% compared with fourth quarter 2009.

More favorable market conditions led to increased linerboard sales volumes to third parties, which were up 62%, to 62,000 tons, compared with first quarter 2009. Third-party sales volumes decreased by 26% sequentially from fourth quarter 2009 as improved sales volumes in our corrugated product and sheet operations during first quarter 2010 resulted in less linerboard available for sales to third parties. Linerboard net selling prices to third parties declined to $296 per ton in first quarter 2010 from $352 per ton in first quarter 2009 and improved 1% compared with fourth quarter 2009. In first quarter 2010, we implemented a $50-per-ton and $70-per-ton price increase on domestic linerboard sales in the eastern and western U.S., respectively. In April, we announced an additional $60-per-ton increase on domestic linerboard sales.

Input Costs

Total fiber, energy, and chemical costs for first quarter 2010 were $228.0 million, an increase of $22.3 million, or 11%, compared with costs of $205.7 million for first quarter 2009. The increase was driven primarily by higher fiber costs and higher consumption of all inputs due to increased production and sales volumes.

INPUT COST SUMMARY

(in millions)

	1Q 2010	1Q 2009	4Q 2009

Fiber	$115.5	$94.1	$106.5
Energy	63.4	60.8	45.7
Chemicals	49.1	50.8	52.8

Total	$228.0	$205.7	$205.0

Total fiber costs during first quarter 2010 were $115.5 million, an increase of $21.4 million, or 23%, from $94.1 million incurred in first quarter 2009. This was due to increased fiber consumption, higher pulp prices, and increased wood costs in our Alabama operating region as a result of wet weather during the quarter. Fiber costs in first quarter 2010 increased $9.0 million, or 8%, compared with $106.5 million in fourth quarter 2009.

Energy costs in first quarter 2010 were $63.4 million, an increase of $2.6 million, or 4%, compared with $60.8 million in first quarter 2009, driven by increased consumption of energy due to higher production volumes, offset partially by lower prices for natural gas and electricity. Energy costs in first quarter 2010 increased $17.7 million, or 39%, from $45.7 million in fourth quarter 2009 due to seasonal increases in consumption as a result of colder winter weather.

Chemical costs in first quarter 2010 were $49.1 million, a decrease of $1.7 million, or 3%, compared with $50.8 million in first quarter 2009. Chemical costs were down $3.7 million, or 7%, compared with $52.8 million in fourth quarter 2009. The key drivers were lower prices offset partially by higher consumption of commodity chemicals.

Refinancing

In March 2010, we refinanced our variable rate debt due in 2014 with fixed rate debt due in 2020, extending maturities, fixing interest rates, and increasing our financial flexibility. In connection with the refinancing, we recognized a $22.2 million noncash loss on the extinguishment of debt during the three months ended March 31, 2010.

Webcast and Conference Call

Boise Inc. will host a webcast and conference call on Tuesday, May 4, 2010, at 12:00 p.m. ET, at which time we will review the company’s recent performance. To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689). The webcast may be accessed through Boise’s Internet site and will be archived for one year following the call. Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.

A replay of the conference call will be available in Webcasts & Presentations from May 4 at 3:00 p.m. ET through June 4 at 11:45 p.m. ET. Playback numbers are 800-642-1687 for U.S. callers and 706-645-9291 for international callers. The passcode is 69548759.

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures packaging products and papers including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.

Basis of Presentation

We present our consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Our earnings release also supplements the GAAP presentations by reflecting EBITDA. EBITDA represents income (loss) before interest (change in fair value of interest rate derivatives, interest expense, and interest income), income taxes, and depreciation, amortization, and depletion. EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. For example, we believe that the inclusion of items such as taxes, interest expense, and interest income distorts management’s ability to assess and view the core operating trends in our segments. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest and associated significant cash requirements; and the exclusion of depreciation, amortization, and depletion, which represent significant and unavoidable operating costs, given the level of our indebtedness and the capital expenditures needed to maintain our businesses. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release contains statements that are “forward looking” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside our control that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. Statements regarding announced price increases on our products are considered forward looking; accordingly, there can be no assurance that we will be able to implement or realize all or any part of such price increases. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

Boise Inc.

Consolidated Statements of Income (Loss)

(unaudited, dollars in thousands, except share and per-share data)

	Three Months Ended
	March 31		December 31, 2009
	2010	2009
Sales
Trade	$485,851	$484,868	$481,853
Related parties	8,254	15,417	8,422

	494,105	500,285	490,275

Costs and expenses
Materials, labor, and other operating expenses	408,485	413,139	395,455
Fiber costs from related parties	9,831	5,703	11,897
Depreciation, amortization, and depletion	32,131	31,972	33,720
Selling and distribution expenses	13,734	13,782	14,130
General and administrative expenses	11,459	10,373	14,373
St. Helens mill restructuring	128	3,648	(378)
Alternative fuel mixture credits, net	-	-	(72,698)
Other (income) expense, net	(303)	239	(378)

	475,465	478,856	396,121

Income from operations	18,640	21,429	94,154

Foreign exchange gain (loss)	687	(678)	563
Change in fair value of interest rate derivatives	(29)	(132)	(52)
Loss on extinguishment of debt	(22,197)	-	(44,102)
Interest expense	(16,445)	(22,154)	(18,284)
Interest income	37	54	92

	(37,947)	(22,910)	(61,783)

Income (loss) before income taxes	(19,307)	(1,481)	32,371
Income tax (provision) benefit	6,622	565	23,349

Net income (loss)	$(12,685)	$(916)	$55,720

Weighted average common shares outstanding:
Basic	79,800,010	77,491,233	79,130,897
Diluted	79,800,010	77,491,233	84,232,429

Net income (loss) per common share:
Basic	$(0.16)	$(0.01)	$0.70
Diluted	$(0.16)	$(0.01)	$0.66

Segment Information

(unaudited, dollars in thousands)

	Three Months Ended
	March 31		December 31, 2009
	2010	2009
Segment sales
Paper	$353,489	$351,995	$345,602
Packaging	148,154	157,132	150,574
Intersegment eliminations and other	(7,538)	(8,842)	(5,901)

	$494,105	$500,285	$490,275

Segment income (loss)
Paper (1)	$29,943	$24,776	$75,112
Packaging (1)	(5,770)	1,125	23,344
Corporate and Other (1)	(4,846)	(5,150)	(3,739)

	19,327	20,751	94,717

Change in fair value of interest rate derivatives	(29)	(132)	(52)
Loss on extinguishment of debt	(22,197)	-	(44,102)
Interest expense	(16,445)	(22,154)	(18,284)
Interest income	37	54	92

Income (loss) before income taxes	$(19,307)	$(1,481)	$32,371

EBITDA (2)
Paper (1)	$51,412	$46,122	$96,637
Packaging (1)	3,926	10,781	34,466
Corporate and Other (1) (3)	(26,077)	(4,180)	(46,768)

	$29,261	$52,723	$84,335

(1)	The three months ended December 31, 2009, included $50.1 million of income recorded in the Paper segment, $22.2 million of income recorded in the Packaging segment, and $0.4 million of income recorded in the Corporate and Other segment relating to alternative fuel mixture credits. These amounts are net of fees and expenses and before taxes.

(2)	See Summary Notes to Consolidated Financial Statements and Segment information for a reconciliation of our EBITDA to net income (loss).

(3)	The three months ended March 31, 2010, and December 31, 2009, include $22.2 million and $44.1 million, respectively, of loss on extinguishment of debt.

Boise Inc.

Consolidated Balance Sheets

(unaudited, dollars in thousands)

	March 31, 2010	December 31, 2009
ASSETS

Current
Cash and cash equivalents	$91,068	$69,393
Short-term investments	7,232	10,023
Receivables
Trade, less allowances of $760 and $839	183,719	185,110
Related parties	1,578	2,056
Other (1)	6,167	62,410
Inventories	266,073	252,173
Deferred income taxes	11,279	-
Prepaid and other	5,836	4,819

	572,952	585,984

Property
Property and equipment, net	1,189,743	1,205,679
Fiber farms and deposits	16,884	17,094

	1,206,627	1,222,773

Deferred financing costs	34,614	47,369
Intangible assets, net	31,670	32,358
Other assets	7,402	7,306

Total assets	$1,853,265	$1,895,790

(1)	December 31, 2009, includes a $56.6 million receivable for alternative fuel mixture credits. This amount was collected during first quarter 2010.

Boise Inc.

Consolidated Balance Sheets (continued)

(unaudited, dollars in thousands, except share and per-share data)

	March 31, 2010	December 31, 2009
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$16,663	$30,711
Income taxes payable	98	240
Accounts payable
Trade	174,442	172,518
Related parties	941	2,598
Accrued liabilities
Compensation and benefits	45,636	67,948
Interest payable	12,443	4,946
Other	17,647	23,735

	267,870	302,696

Debt
Long-term debt, less current portion	775,581	785,216

Other
Deferred income taxes	48,777	32,253
Compensation and benefits	120,686	123,889
Other long-term liabilities	30,681	30,801

	200,144	186,943

Commitments and contingent liabilities

Stockholders’ Equity
Preferred stock, $.0001 par value per share:	-	-
1,000,000 shares authorized; none issued
Common stock, $.0001 par value per share:	8	8
250,000,000 shares authorized;
84,792,231 shares and 84,418,691 shares issued and outstanding
Additional paid-in capital	579,563	578,669
Accumulated other comprehensive income (loss)	(71,027)	(71,553)
Retained earnings	101,126	113,811

Total stockholders’ equity	609,670	620,935

Total liabilities and stockholders’ equity	$1,853,265	$1,895,790

Boise Inc.

Consolidated Statements of Cash Flows

(unaudited, dollars in thousands)

	Three Months Ended March 31
	2010	2009

Cash provided by (used for) operations
Net income (loss)	$(12,685)	$(916)
Items in net income (loss) not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	35,066	35,030
Share-based compensation expense	894	857
Notes payable interest expense	-	2,623
Pension and other postretirement benefit expense	2,438	2,450
Deferred income taxes	(7,461)	(844)
Change in fair value of energy derivatives	3,330	2,191
Change in fair value of interest rate derivatives	29	132
(Gain) loss on sales of assets, net	(114)	(20)
Other	(687)	678
Loss on extinguishment of debt	22,197	-
Decrease (increase) in working capital, net of acquisitions
Receivables	58,213	38,800
Inventories	(16,085)	25,258
Prepaid expenses	389	256
Accounts payable and accrued liabilities	(13,057)	(19,577)
Current and deferred income taxes	831	(39)
Pension and other postretirement benefit payments	(5,657)	(1,319)
Other	321	128

Cash provided by operations	67,962	85,688

Cash provided by (used for) investment
Acquisitions of businesses and facilities	-	(543)
Expenditures for property and equipment	(14,734)	(17,171)
Purchases of short-term investments	(2,388)	-
Maturities of short-term investments	5,182	-
Sales of assets	22	61
Other	1,093	(412)

Cash used for investment	(10,825)	(18,065)

Cash provided by (used for) financing
Issuances of long-term debt	300,000	10,000
Payments of long-term debt	(323,683)	(72,631)
Payments of deferred financing fees	(11,779)	-

Cash used for financing	(35,462)	(62,631)

Increase in cash and cash equivalents	21,675	4,992

Balance at beginning of the period	69,393	22,518

Balance at end of the period	$91,068	$27,510

Summary Notes to Consolidated Financial Statements and Segment Information

The Consolidated Statements of Income (Loss), Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company’s 2009 Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, as well as other reports the Company files with the SEC. Net income (loss) for all periods presented involved estimates and accruals.

Boise Inc. operates its business in three reportable segments: Paper, Packaging, and Corporate and Other (support services). Boise Inc. manufactures and sells a range of papers, including communication-based papers, packaging-demand-driven papers, and market pulp. Boise Inc. also manufactures and sells corrugated containers and sheets as well as linerboard and newsprint.

EBITDA represents income (loss) before interest (change in fair value of interest rate derivatives, interest expense, and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income (loss) to EBITDA for the three months ended March 31, 2010 and 2009, and the three months ended December 31, 2009 (unaudited, dollars in thousands):

	Three Months Ended
	March 31		December 31, 2009
	2010	2009

Net income (loss)	$(12,685)	$(916)	$55,720
Change in fair value of interest rate derivatives	29	132	52
Interest expense	16,445	22,154	18,284
Interest income	(37)	(54)	(92)
Income tax provision (benefit)	(6,622)	(565)	(23,349)
Depreciation, amortization, and depletion	32,131	31,972	33,720

EBITDA	$29,261	$52,723	$84,335

The following table reconciles EBITDA to EBITDA excluding special items for the three months ended March 31, 2010 and 2009, and the three months ended December 31, 2009 (unaudited, dollars in thousands):

	Three Months Ended
	March 31		December 31, 2009
	2010	2009

EBITDA	$29,261	$52,723	$84,335
St. Helens mill restructuring (a)	128	3,648	(378)
Change in fair value of energy hedges	3,330	2,191	(976)
Alternative fuel mixture credits (b)	-	-	(72,698)
Loss on extinguishment of debt	22,197	-	44,102

EBITDA excluding special items	$54,916	$58,562	$54,385

(a)	In November 2008, we announced the restructuring of our St. Helens, Oregon, paper mill. We continue to incur decommissioning and other miscellaneous costs related to the restructuring of the mill. These expenses are recorded when the liability is incurred.

(b)	During the three months ended December 31, 2009, we recorded $72.7 million of alternative fuel mixture credits, net of associated fees and expenses and before taxes. We recorded these amounts in “Alternative fuel mixture credits, net” in our Consolidated Statement of Income (Loss). At December 31, 2009, we had $56.6 million recorded in “Receivables, other” related to these credits. During first quarter 2010, we collected $56.6 million related to these credits.

The following table reconciles net income (loss) to net income (loss) excluding special items and presents net income (loss) excluding special items per diluted share for the three months ended March 31, 2010 and 2009, and the three months ended December 31, 2009 (unaudited, dollars in thousands, except share and per-share data):

	Three Months Ended
	March 31, 2010	March 31, 2009	December 31, 2009

Net income (loss)	$(12,685)	$(916)	$55,720
St. Helens mill restructuring	128	3,648	(378)
Change in fair value of energy hedges	3,330	2,191	(976)
Alternative fuel mixture credits	-	-	(72,698)
Loss on extinguishment of debt	22,197	-	44,102
Tax impact of special items (a)	(9,928)	(2,260)	11,591
Reversal of income tax valuation allowances	-	-	(33,180)

Net income (loss) excluding special items	$3,042	$2,663	$4,181

Weighted average common shares outstanding: diluted	84,194,612	79,078,590	84,232,429

Net income (loss) excluding special items per diluted share	$0.04	$0.03	$0.05

(a)	Special items are tax effected in the aggregate at an assumed combined federal and state statutory rate of 38.7%.

The following table reconciles total debt to net total debt as of March 31, 2010 and 2009, and December 31, 2009 (unaudited, dollars in thousands):

	March 31, 2010	March 31, 2009	December 31, 2009

Current portion of long-term debt	$16,663	$7,479	$30,711
Long-term debt, less current portion	775,581	967,340	785,216
Notes payable	-	69,229	-

Total debt	792,244	1,044,048	815,927
Less cash and cash equivalents and short-term investments	(98,300)	(27,510)	(79,416)

Net total debt	$693,944	$1,016,538	$736,511